Exhibit 10.6

Employment Agreement

CathrynJ. Kennedy

Party seeking to be indemnified in connection with any proceeding, demand for payment or litigation. This indemnification shall be binding on the heirs, personal representatives, successors and assigns of the Parties and shall continue indefinitely.

17. Attorney's Fees. Should any litigation be commenced by any third-party against the executive the Company will shall be obligated to pay all legal fees incurred by the Executive for her defense.

18. Jurisdiction and Service of Process. The Company and Executive further agree that service of process on them may be made by personal service or by certified or registered mai I, return receipt requested in accordance with the notice provision set forth in Section 9. Service of process shall be deemed effective upon receipt.

19. Modification and Waiver. This Agreement may be amended, modified, superseded or canceled, and the terms or covenants hereof may be waived, only by a written instrument executed by both of the Parties hereto, or in the case of a waiver, by the Party waiving compliance. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same. No waiver by either Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in anyone or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

20. Entire Agreement. This Agreement constitutes the entire Agreement of the Parties with respect to the subject matter hereof and supersedes any and all agreements, understandings, statements, or representations either oral or in writing.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:	EXECUTIVE:

GROWBOX SCIENCES	CATHRYN J. KENNEDY

/s/ Craig Ellins	/s/ Cathryn J. Kennedy
Signature	Signature

CEO	CFO
Title	Tile

Employment Agreement

CathrynJ. Kennedy

12. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

13. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or her breach of any term or provision of this Agreement.

14. No Third-Partv Beneficiarv. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person (other than the Parties hereto, and, in the case of Executive, her heirs, personal representative(s) and/or legal representative) any rights or remedies under or by reason of this Agreement.

15. Conflicts with Certain Existing Arrangements. The Company agrees that if shall not hereafter acquire a "Conflicting Organization" or otherwise expand its present business activities such that Executive could reasonably expected to be deemed in breach or violation of such non competition covenants, and it shall indemnify and hold harmless the Executive from any and all damages that Executive may hereafter suffer or incur by reason of any such Company acquisition or expansion of business after the date hereof.

16. Indemnification. The Company fully releases, acquits and forever discharges Executive of and from any and all known and unknown claims for damages, costs, expenses, liabilities, causes of action, claims for relief and suits for damages arising out of any state or federal action concerning the validity and legality of the Company or its Board's day-to-day operations in the dispensing of medical marijuana and the further research and development of medical marijuana and its varied uses. The Parties further agree to indemnity one another from any and all claims or actions of third parties arising out of or related to the matters set forth in the Recitals that are due to negligence or misconduct of a Party asserted against the other Party unless such other Party is also guilty of negligence or misconduct. This indemnification provision shall apply to any actions or omissions (regardless of the date of any such action or omission), to the extent permitted by law, against all expense, liability and loss reasonably incurred or suffered by the

Employment Agreement

CathrynJ. Kennedy

If to the Company:	Growblox Sciences, Inc.

6450 Cameron St. Suite 110A

Las Vegas, NV 89118

If to the Executive:	Cathryn Kennedy

1123 Scenic Crest Dr.
Henderson, NV 89052

With a Copy to:	Gerald F. Neal, Esq.

1125 Shadow Lane

Las Vegas, NV 89102

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.

10. Successors.

10.1 This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

10.2 This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.3 The Company will use its best efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

11. Severabilitv. The invalidity of anyone or more of the words phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such validity is caused by length of time or size of area or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

Employment Agreement

CathrynJ. Kennedy

confidence and as a fiduciary and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means all material information about the Company's business disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) after the date hereof, and not generally known. This restrictive covenant does not apply to any positions performed outside the limited scope of the medical marijuana business.

6.2 Nonsolicitation of Employees. While employed by the Company and for a period of six (6) months thereafter, Executive shall not directly or indirectly, for herself or for any other person, firm corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months.

6.3 Injunction. It is recognized and hereby acknowledged by the Parties hereto that a breach by the Executive of any of the covenants contained in Sections 6.1, 6.2 or 6.3 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in this Section 6 by the Executive or any of her affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

7. Other Matters,

7.1 Election of Executive as Director. Contemporaneously herewith, the Board is appointing Executive to fill the position of a Director. For so long as the Executive continues to serve as the Company's Chief Financial Officer, the Company shall cause the nomination of the Executive as a Director at each stockholder meeting at which election of directors is considered and otherwise us its best efforts to cause the election of the Executive as a Director of the Company.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Employment Agreement

CathrynJ. Kennedy

5. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean:

(a) The acquisition, other than by or from the Company, at any time after the date hereof, by any person, entity or group within the meaning of Section 13(d)(3) or 14(d)(2)of the Securities Exchange Act of 1934 (the "Exchange Act") of beneficial ownership, within the meaning of Rule 13d-3promulgated under the Exchange Act, of 50% or more of either the then outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors;

(b) All or any of the individuals who, as of the date hereof, constitute the Board ( as of the date hereof the "incumbent board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote by at least a majority of the directors then comprising the incumbent board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-l1 of Regulation 14Apromulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the incumbent board; or

(c) Approved by the stockholders of the Company of (1), a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding voting securities, (2) a liquidation or dissolution of the Company, or (3) the sale of all or substantially all of the assets ofthe Company, unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

(d) The approval by the Board of the sale, distribution and/or other transfer or action (and/or series of sales, distributions and/or other transfers or actions from time to time or over a period of time), then results in the Company's ownership of less than 50% of the Company's assets.

6. Restrictive Covenants.

6.1 Nondisclosure. During her employment and for six (6) months thereafter, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any confidential information now or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in months of Executive's base salary.

Employment Agreement

CathrynJ. Kennedy

4.4 Termination Without Cause. At any time the Company shall have the right to terminate Executive's employment hereunder by written notice to Executive; provided, however, that the Company shall pay to Executive in a lump sum within thirty (30) days an amount equal to six (6) months salary calculated at the current pay rate. The Company shall be deemed to have terminated the Executive's employment pursuant to this Section if such employment is terminated by the Company without cause or by the Executive voluntarily for "good reason". For purposes of this Agreement, "good reason" means the following:

(a) The assignment to the Executive of any duties significantly inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a significant diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(b) Any failure by the Company to comply with any of the provisions of Section

2, Section 3, Section 7 or Section 17 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(c) Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement;

(d) Any failure by the Company to comply with and satisfy Section 10 of this Agreement; or

(e) Any termination by the Executive for any reason during the three-month period following the effective date of any "change in control".

Inaddition to other rights the Executive has pursuant to this Section 4.4, if the Executive is terminated by the Company pursuant to this Section 4.4, or if the Executive terminates her own employment for "good reason" pursuant to Section 4.4(e) with regard to "change in control", if on the date of termination the Executive has worked for the Company less than three years from the date of this Agreement, the Executive shall be entitled to receive the shares of stock she would have received under Section 2.2 if she had been employed for a full three years from the date of this Agreement.

Employment Agreement

CathrynJ. Kennedy

and benefits. You will be entitled to whatever benefits may be provided to you in accordance with the terms of these plans and benefits as amended from time to time.

3.4 Mandatory Leave of Absence. In the event Executive is placed on leave of absence, Executive shall continue to be paid her salary and stock as described in 2.1 and 2.2 of this Agreement.

4. Termination.

4.1 Termination for Cause. Notwithstanding anything contained to the contrary in this Agreement, this Agreement may be terminated by the Company for Cause. As used in this Agreement, "Cause" shall only mean an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company. Repeated violation by the Executive of the Executive's material obligations under this Agreement which are demonstrably willful and deliberate on the Executive's part and which are not remedied in a reasonable period of time after receipt of written notice from the Company or the conviction of the Executive for any criminal act which is a felony may be cause for termination. For purpose of the preceding sentences, criminal acts shall not include any acts that violate any U.S. Federal laws or state laws that are related in any way to cannabis. Upon a valid determination by the Company's Board of Directors of any state that cause exists under the preceding sentences, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than ten (l0) business days after Executive's receipt of adequate notice. The Executive shall have the right to appear before such special meeting of the Board with legal counsel of her choosing to refute any determination of cause specified in such notice and any termination of Executive's employment by reason of such cause. Determination shall not be in effect until Executive is afforded such opportunity to appear. Any termination for cause shall be made in writing to Executive. The notice shall set forth in detail all acts or omissions upon which the Company is relying for suchtermination. Upon any termination pursuant to this Section, the Executive shall be entitled to be paid her base salary to the date of termination.

4.2 Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fails to perform her duties and responsibilities provided for herein for a period of more than sixty (60) consecutive days in any 12-monthperiod. Upon any termination pursuant to this Section, 4.2, the Executive shall be entitled to be paid her base salary to the date of termination, plus six (6) months of Executive's base salary.

4.3 Death. In the event of the death of the Executive during the term of her employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to the sum of (1) any unpaid amounts of her base salary to the date of her death, plus six (6) personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

Employment Agreement

CathrynJ. Kennedy

1.3 Place of Performance. In connection with her employment by the Company, the Executive shall be based at the Company's principal executive offices in Las Vegas, NV except for travel reasonably necessary in connection with the Company's business, or as otherwise agreed by the parties.

2. Compensation.

2.1 Base Salary. Commencing on the effective date of this Agreement, the Executive shall receive a base salary of $8,500 for three (3) months ending 02/18/15; $10,000 for the next three (3) months to 05/15115; thereafter, $13,333 until Executive's next annual raise at 06/15/16. Executive's annual salary will be raised on 06/15/16 to $170,000 per year and on 06/15117 to $180,000 per year.

2.2 Restricted Stock Grant. As compensation for entering into this Agreement, the Company hereby grants to the Executive 100,000 shares of the common stock of the Company that is currently traded on the Over-the-Counter Bulletin Board under the symbol, "GBLX". Certificates representing 100,000 shares of the stock shall transfer to the Executive upon signing of this Agreement. 100,000 shares of the stock shall transfer to the Executive on the first anniversary of the execution of this Agreement and 300,000 shares of stock shall transfer to the Executive on the second anniversary of the execution of this Agreement. The stock is restricted as defined by the Rules and Regulations promulgated under the Securities Act of 1933, as amended.

3. Expenses. Reimbursement and other Benefits.

3.1 Expense Reimbursement. During the term Executive's employment hereunder, the Company upon the submission of reasonable supporting documentation by the Executive, shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including expenses for travel and entertainment.

3.2 Vacation. During the initial term of one year, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect at any time hereafter with respect to other key executives of the Company provided, however, that in no event shall Executive be entitled to fewer than three weeks paid vacation per year.

3.3 Benefit Plans. The Company provides its executives certain employee benefit plans and fringe benefits. Company reserves the right to amend, modify or terminate any of these plans

EMPLOYMENT AGREEMENT

This Employment Agreement is entered into on this 18day of November, 2014, by and between GROWBLOX SCIENCES, INC., a Delaware corporation, (hereinafter "Company") and CATHRYN J. KENNEDY, (hereinafter ''Executive''), all of whom are collectively referred to herein as ''the Parties" .

RECITALS

WHEREAS, the Board of Directors of the Company, (hereinafter "Board"), desires to assure the Company of the Executive's continued employment in an executive capacity and to compensate her therefore.

WHEREAS, the Board has determined that this Agreement will enforce and encourage the

Executive's continued attention and dedication to the Company.

WHEREAS, the Executive is willing to make her services available to the Company on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the mutual premises and mutual covenants herein, the

Parties hereto agree as follows:

1. Employment.

1.1 Employment and Term. The Company hereby agrees to employ the Executive with a start date of November 18, 2014. The Executive was promoted to Chief Financial Officer on December 06, 2014, and in such capacity, Executive agrees to provide services to the Corporation for the employment period beginning on November 18, 2014 and ending December 06, 2017, the termination date, or such later date as may be agreed to by the Parties within 120 days prior to the termination date.

1.2 Duties of Executive. The Executive shall serve as the Chief Financial Officer of the Company, subject to the preceding sentence, during the term of employment, the Executive shall diligently perform all services as may be reasonably assigned to her by the Board and shall exercise such power and authority as may from time to time be delegated to her by the Board. The Executive shall be required to report solely to, and shall be subject solely to the supervision and direction of the Board and no other person or group shall be given authority to supervise or direct Executive in the performance of her duties. Inaddition, the Executive shall regularly consult with the Board with respect to the Company's business and affairs. The Executive shall devote her working time and attention as she deems appropriate to the business and affairs of the Company, render such services to the best of her ability and use her reasonable best efforts to promote the interests of the Company. Itshall not be a violation of this Agreement forthe Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements orteach at educational institutions, and (C) manage